Exhibit 99.1

Threshold Appoints Bruce Cozadd to Board of Directors

Redwood City, CA – December 27, 2005, Threshold Pharmaceuticals (NASDAQ:THLD) today announced that the company has appointed Bruce Cozadd to its board of directors. Mr. Cozadd, who is currently Executive Chairman of Jazz Pharmaceuticals, will fill the seat held by Dr. Ralph “Chris” Christoffersen, a board member since 2003, who has resigned.

Prior to Jazz Pharmaceuticals, Cozadd served in various executive management positions with ALZA Corporation, most recently as Executive Vice President and Chief Operating Officer responsible for research and development, manufacturing and sales and marketing. Prior to joining ALZA, he was in the Corporate Finance Health Care group at Smith Barney, Harris Upham & Co. Inc. He serves on the boards of Cerus Corp., The Nueva School and Stanford Hospital and Clinics, and is also a member of the Stanford Molecular Imaging Advisory Board.

“Bruce Cozadd, who has a track record of building and managing very successful pharmaceutical companies, brings invaluable late-stage operational, strategic, and commercialization experience to our Board,” said Barry Selick, Threshold’s chief executive officer. “While we welcome Bruce and look forward to his contributions, we also extend our gratitude to Chris Christoffersen, for the wealth of experience and support that he has provided to the company over the past 2 years.”

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery, development and commercialization of small molecule therapeutics based on Metabolic Targeting, an approach that offers broad potential to treat most solid tumors and certain other diseases. By selectively targeting tumor and certain other diseased cells, Threshold’s pipeline of drug candidates holds promise to be more effective and less toxic to healthy tissues than conventional drugs. Threshold’s initial clinical focus is the treatment of cancer and benign prostatic hyperplasia, or BPH, a disease afflicting tens of millions of men worldwide. For additional information, please visit http://www.thresholdpharm.com.

Contact Information:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com